STOCK PURCHASE AGREEMENT
     This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of September 30, 2009, is entered into by and between Lakeview Fund LP (the “Seller”) and Victory Park Credit Opportunities Master Fund, Ltd. (the “Buyer”).
     WHEREAS, reference is made to that certain Preferred Stock Securities Purchase Agreement, dated as of March 31, 2006 (as amended, restated or otherwise modified from time to time and in effect on the date hereof, the “Preferred Purchase Agreement”), by and among Global Employment Holdings, Inc., a Colorado corporation (“Holdings”), and the purchasers party thereto.
     WHEREAS, pursuant to the Preferred Purchase Agreement, Holdings sold and issued Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”).
     WHEREAS, as of the date hereof, the Seller holds and owns fifty-one (51) shares of Series A Preferred Stock.
     WHEREAS, Holdings is restructuring certain indebtedness of Holdings and its direct and indirect subsidiaries (collectively, Holdings and its direct and indirect subsidiaries are referred to herein as the “Company”), pursuant to that certain Restructuring Support Agreement (the “Restructuring Support Agreement”) and those certain other transactions contemplated thereby (collectively with the Restructuring Support Agreement, the “Restructuring Transactions”), as fully described therein.
     WHEREAS, pursuant to the Restructuring Transactions, each holder of Series A Preferred Stock shall convert one hundred percent (100%) of the Series A Preferred Stock held by such holder (including any and all interest, dividends, premiums or otherwise accrued and unpaid amounts) into shares of Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), at a ratio of one (1) share of Series A Preferred Stock to 2.92649 shares of Series B Preferred Stock.
     WHEREAS, pursuant to the Restructuring Transactions, upon the satisfaction of certain conditions, the Series B Preferred Stock shall be automatically converted into shares of Holdings’ Common Stock, par value $0.001 (the “Common Stock”), at a ratio of one (1) share of Series B Preferred Stock to one-thousand (1,000) shares of Common Stock (the “Conversion”).
     WHEREAS, the Seller has agreed to sell to the Buyer, and the Buyer has agreed to purchase from the Seller, (a) in the event the Restructuring Transactions and the Conversion are consummated, all of the shares of Common Stock that the Seller will ultimately hold as a result of the Restructuring Transactions and the Conversion, or (b) in the event the Restructuring Transactions or the Conversion is not consummated, all of the shares of Series A Preferred Stock or Series B Preferred Stock, as the case may be, held by the Seller at such time.

     NOW, THEREFORE, for and in consideration of the mutual covenants hereinafter set forth and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
     1. Purchase.
          (a) The closing of the purchase and sale of the Shares (as hereinafter defined) shall occur on the earlier of (a) the date the Restructuring Transactions and the Conversion are consummated or (b) October 2, 2009 (the “Closing Date”). The Seller hereby agrees to sell to the Buyer, and the Buyer hereby agrees to purchase from the Seller, (x) in the event the Restructuring Transactions and the Conversion are consummated on or before the Closing Date, all of the shares of Common Stock that the Seller will ultimately hold as a result of the Restructuring Transactions and the Conversion (the “Common Shares”), or (y) in the event the Restructuring Transactions or the Conversion is not consummated on or before the Closing Date, all of the shares of Series A Preferred Stock or Series B Preferred Stock, as the case may be, held by the Seller at such time (as the case may be, the “Series A Shares” or the “Series B Shares”). The Common Shares, the Series A Shares and the Series B Shares shall be referred to herein individually or collectively, as the case may be, as the “Shares”.
          (b) As consideration for the sale contemplated hereby, the Buyer shall, within one (1) business day from the date hereof, pay the Seller an aggregate purchase price equal to $7,650 (the “Purchase Price”) by wire transfer of immediately available funds to an account specified by the Seller.
          (c) In the event the Restructuring Transactions and the Conversion are consummated on or before the Closing Date, the Seller shall immediately deliver to the Buyer the physical Common Stock certificates representing the Common Shares upon receipt thereof. In the event the Restructuring Transactions or the Conversion is not consummated on or before the Closing Date, the Seller shall deliver to the Buyer the physical Preferred Stock certificates representing the Series A Shares or the Series B Shares, as the case may be, upon the request of the Buyer.
     2. Representations and Warranties of the Seller. The Seller makes the following representations and warranties to and for the benefit of the Buyer on the date hereof and on the Closing Date:
          (a) Independent Investigation. The Seller, in making the decision to sell the Shares to the Buyer, has not relied upon any oral or written representations or assurances from the Buyer or any of its officers, directors or employees or any other representatives or agents of the Buyer, except as are contained in this Agreement.
          (b) Authority. This Agreement has been validly authorized, executed and delivered by the Seller and, assuming the due authorization, execution and delivery thereof by the Buyer, is a valid and binding agreement enforceable in accordance with its terms, subject to the general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors’ rights generally. The execution, delivery and performance of this Agreement by the Seller does not and will not conflict with, violate or cause a breach of, constitute a default under, or result in a violation of (i) any agreement, contract or instrument to which the Seller is a party which would prevent the Seller from performing its obligations hereunder or (ii) any law, statute, rule or regulation to which the Seller is subject.
          (c) No Legal Advice from the Buyer. The Seller acknowledges that it has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with the Seller’s own legal counsel and investment and tax advisors. The Seller is not relying on any statements or representations of the Buyer or any of its representatives or agents for legal, tax or investment advice with respect to this Agreement or the transactions contemplated by this Agreement.
          (d) Execution of Restructuring Transactions. The Seller shall do and perform, or cause to be done and performed, all such acts and things, and shall execute and deliver all such agreements, certificates, instruments and documents as may be required to consummate the Restructuring Transactions and the Conversion pursuant to the terms and conditions thereof as of the date hereof. Without limiting the foregoing, on or before 4:00 p.m. Eastern Time on September 30, 2009, the Seller shall execute and deliver the Restructuring Support Agreement, the Series A Convertible Preferred Stock Amendment and Conversion Agreement, the Consent and Waiver of the Required Holders of Series A Convertible Preferred Stock of Global Employment Holdings, Inc., and the Shareholder’s Agreement.
          (e) Ownership of Shares. On the Closing Date, the Seller will be the legal and beneficial owner of the Shares and will transfer to the Buyer good title to the Shares free and clear of any liens, claims, security interests, options, charges or any other encumbrance whatsoever.
          (f) Number of Securities. The Shares being sold and transferred pursuant to this Agreement will represent all of the securities of the Company owned by the Seller on the Closing Date, including, without limitation, the Common Stock, the Series A Preferred Stock and the Series B Preferred Stock, as applicable.
          (g) Purchase Price Negotiated. The Seller represents that both the amount of the Shares and the Purchase Price were negotiated figures by the parties.
          (h) Seller Taxes. The Seller understands that the Seller (and not the Buyer) shall be responsible for any and all tax liabilities of the Seller that may arise as a result of the transactions contemplated by this Agreement.
     3. Representations, Warranties and Covenants of the Buyer. The Buyer makes the following representations, warranties and covenants to and for the benefit of the Seller on the date hereof and on the Closing Date:
          (a) Independent Investigation. The Buyer, in making the decision to purchase the Shares from the Seller, has not relied upon any oral or written representations or assurances from the Seller or any of its officers, directors, partners or employees or any other representatives or agents of the Seller, except as are contained in this Agreement.

          (b) Authority. This Agreement has been validly authorized, executed and delivered by the Buyer and assuming the due authorization, execution and delivery thereof by the Seller, is a valid and binding agreement of the Buyer enforceable against the Buyer in accordance with its terms, subject to the general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors’ rights generally. The execution, delivery and performance of this Agreement by the Buyer does not and will not conflict with, violate or cause a breach of, constitute a default under, or result in a violation of (i) any agreement, contract or instrument to which the Buyer is a party which would prevent Buyer from performing its obligations hereunder or (ii) any law, statute, rule or regulation to which the Buyer is subject.
          (c) No Legal Advice from the Seller. The Buyer acknowledges that it has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with the Buyer’s own legal counsel and investment and tax advisors. The Buyer is relying solely on such counsel and advisors and not on any statements or representations of the Seller or any of its representatives or agents for legal, tax or investment advice with respect to this Agreement or the transactions contemplated by this Agreement.
     4. Representations, Warranties and Covenants of the Seller and the Buyer. The Seller and the Buyer each makes the following representations, warranties and covenants to and for the benefit of the other party on the date hereof and on the Closing Date:
          (a) it is a sophisticated investor with respect to the Shares and has adequate information concerning the business and financial condition of the issuer of the Shares and understands the disadvantage to which it may be subject on account of any disparity of information as between the parties;
          (b) it believes, by reason of the other party’s business or financial experience, that the other party is capable of evaluating the merits and risks of this Agreement and the matters set forth herein and of protecting its own interests in connection with this Agreement and the matters set forth herein, and acknowledges that it has had the opportunity to discuss the information available to them relating to this Agreement and the matters set forth herein with legal counsel and such other advisors as it has deemed appropriate;
          (c) it has made an independent decision to enter into this Agreement based on the information available to it, which it has determined is adequate for that purpose;
          (d) it has requested and received non-public information related to the Shares, which information is material to the issuer of the Shares and/or the value of the Shares;
          (e) it believes, by reason of the other party’s business or financial experience, that the other party may possess more information related to the Shares, which information may be material to the issuer of the Shares and/or the value of the Shares (the “Excluded Information”);
          (f) it has decided to purchase or sell, as applicable, the Shares, based on its own independent investigation, notwithstanding its lack of knowledge concerning the other party’s potential possession of Excluded Information;

          (g) it has not given any investment advice or rendered any opinion to the other party as to whether the purchase or sale, as applicable, of the Shares is prudent or suitable, and no party is relying on any representation or warranty by the other party except as expressly set forth herein;
          (h) it has had the opportunity to, and did in fact, consult with independent legal counsel and other advisors concerning this Agreement and the implications of the matters set forth herein;
          (i) no party shall have any liability whatsoever to the other party or its affiliates, and each party, on behalf of itself and its affiliates, waives, releases and discharges any and all claims it might have against the other party hereto and its officers, directors, agents, affiliates, shareholders, investment managers, partners, principals, managers, members or employees (with respect to the Seller and the Buyer, respectively, the “Releasees”), whether under applicable securities laws or otherwise, with respect to the non-disclosure of any Excluded Information;
          (j) no party or its affiliates shall sue or assert or maintain any claim, suit or other proceeding, known or unknown, which it or its affiliates may now or in the future have against any Releasees based upon or relating to any applicable Excluded Information, and each party agrees to indemnify and hold the other party harmless from the indemnifying party’s breach of the foregoing;
          (k) the Seller shall not, directly or indirectly through the use of derivative products (except custom hedge baskets), sell, short or otherwise dispose of, and the Seller shall cause its affiliates not to sell, short or otherwise dispose of, any securities of the Company, including any current or future subsidiaries or affiliates for a period not exceeding one (1) year from the date hereof; and
          (l) it is relying upon an exemption from securities registration under the Securities Act of 1933, as amended, with respect to this Agreement and the matters set forth herein.
     5. Mutual Releases; Covenant Not to Sue.
          (a) Except for the rights expressly arising out of, provided for or reserved in this Agreement, the Seller (and its predecessors, successors and assigns, subsidiaries, parents, related corporate divisions and entities, affiliates and transferees) hereby conclusively, absolutely, unconditionally and irrevocably waive, release and forever discharge the Buyer, and each of the existing, former and future general partners, shareholders, directors, officers, fiduciaries, principals, managers, investment managers, members, employees, representatives, agents, subsidiaries, predecessors, successors, assigns, affiliates, affiliated funds and managed accounts, and related entities of the foregoing (collectively, the “Buyer Releasees”), of and from any and all claims, actions, charges, suits, liabilities, damages, contracts, agreements and promises, of any kind or nature whatsoever, known or unknown, foreseen or unforeseen, suspected or unsuspected, latent or patent, fixed or contingent, existing or hereafter arising, in law, equity, or otherwise, in connection with, arising out of or related to (i) the Company, (ii) any of the notes, preferred stock, common stock, warrants, or other debt, securities or instruments issued thereby, or (iii) any sale, assignment, purchase, assumption, transfer, amendment or restructuring of such notes, preferred stock, common stock, warrants, or other debt, securities or instruments, which the Seller would have been legally entitled to assert in its own right or on behalf of any other person or entity against any of the Buyer Releasees, whether or not any of the facts or legal bases therefor were known or existed on or before the Closing Date. The Seller understands that this waiver and release applies broadly to extinguish any and all claims of the type described above, as well as all claims for attorneys’ fees and/or expenses in connection with or arising out of any such claims and for any other damages, relief or remedies of any type or nature whatsoever. The execution of this Agreement by the Seller shall constitute a ratification, adoption and confirmation by the Seller of the foregoing general release.
          (b) The Seller covenants not to sue at law, in equity, in any regulatory proceeding, or otherwise any of the Buyer Releasees regarding any matter set forth in Section 5(a) above. If the Seller violates the foregoing covenant not to sue, the Seller agrees to pay, in addition to such other damages as such Buyer Releasees may sustain as a result of such violation, all attorneys’ fees and costs incurred by such Buyer Releasees as a result of such violation.
          (c) Except for the rights expressly arising out of, provided for or reserved in this Agreement, the Buyer (and its predecessors, successors and assigns, subsidiaries, parents, related corporate divisions and entities, affiliates and transferees) hereby conclusively, absolutely, unconditionally and irrevocably waive, release and forever discharge the Seller, and each of the existing, former and future general partners, shareholders, directors, officers, fiduciaries, principals, managers, investment managers, members, employees, representatives, agents, subsidiaries, predecessors, successors, assigns, affiliates, affiliated funds and managed accounts, and related entities of the foregoing (collectively, the “Seller Releasees”), of and from any and all claims, actions, charges, suits, liabilities, damages, contracts, agreements and promises, of any kind or nature whatsoever, known or unknown, foreseen or unforeseen, suspected or unsuspected, latent or patent, fixed or contingent, existing or hereafter arising, in law, equity, or otherwise, in connection with, arising out of or related to (i) the Company, (ii) any of the notes, preferred stock, common stock, warrants or other debt, securities or instruments issued thereby, or (iii) any sale, assignment, purchase, assumption, transfer, amendment or restructuring of such notes, preferred stock, common stock, warrants, or other debt, securities or instruments, which the Buyer would have been legally entitled to assert in its own right or on behalf of any other person or entity against any of the Seller Releasees, whether or not any of the facts or legal bases therefor were known or existed on or before the Closing Date. The Buyer understands that this waiver and release applies broadly to extinguish any and all claims of the type described above, as well as all claims for attorneys’ fees and/or expenses in connection with or arising out of any such claims and for any other damages, relief or remedies of any type or nature whatsoever. The execution of this Agreement by the Buyer shall constitute a ratification, adoption and confirmation by the Buyer of the foregoing general release.
          (d) The Buyer covenants not to sue at law, in equity, in any regulatory proceeding, or otherwise any of the Seller Releasees regarding any matter set forth in Section 5(c) above. If the Buyer violates the foregoing covenant not to sue, the Buyer agrees to pay, in addition to such other damages as such Seller Releasees may sustain as a result of such violation, all attorneys’ fees and costs incurred by such Seller Releasees as a result of such violation.
     6. Confidentiality. The parties hereto and their attorneys agree that the terms of this Agreement shall be confidential and maintained in the strictest confidence. No party hereto shall disclose the terms of this Agreement to anyone not a party to this Agreement, whether orally or in writing. These restrictions, however, shall not apply to: (a) the parties’ employees, attorneys, officers and directors who have a need to know; (b) disclosure as may be required by law (which could include, by way of example and not intending to be limited to, tax reporting, regulatory requirements and securities laws); or (c) disclosure as may be necessary to enforce this Agreement. To the extent that any disclosure is required pursuant to clause (b) or (c) above, the disclosing party shall promptly notify the other party and shall cooperate in the efforts of the other party to obtain a protective order or other reasonable assurance that confidential treatment will be accorded to the terms of this Agreement. If, in the absence of a protective order, the disclosing party is (in the view of its legal counsel) compelled as a matter of law to disclose any of the terms of this Agreement, such disclosing party shall disclose only those terms or matters that are required by law to be disclosed, and such disclosure shall be made only to the person or entity compelling disclosure.
     7. Further Assurances. Each of the parties hereto shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.
     8. Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement, including, without limitation, legal fees and expenses and all other out-of-pocket costs and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.
     9. Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.
     10. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.
     11. Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes any prior or contemporaneous agreements or undertakings, whether written or oral, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended or modified except by an instrument in writing signed by each of the parties hereto.

     12. Governing Law; Jurisdiction. THE VALIDITY, INTERPRETATION, AND PERFORMANCE OF THIS AGREEMENT SHALL BE CONTROLLED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF ILLINOIS, UNITED STATES OF AMERICA, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS WHICH WOULD GIVE RISE TO THE APPLICATION OF THE DOMESTIC SUBSTANTIVE LAW OF ANY OTHER JURISDICTION. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS SITTING IN CHICAGO, ILLINOIS FOR ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATED HERETO. EACH PARTY HERETO FURTHER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN SUCH COURTS, AND HEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT (TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW) TO A TRIAL BY JURY OF ANY DISPUTE ARISING OUT OF, UNDER OR RELATING TO, THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.
     13. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.
     14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Signatures of the parties hereto transmitted by facsimile or by electronic media or similar means shall be deemed to be their original signature for all purposes.
     15. Headings. The headings of this Agreement are for convenience of reference and shall not form a part of, or affect the interpretation of, this Agreement.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

SELLER:	LAKEVIEW FUND LP
By:
Name:
Title:

BUYER:	VICTORY PARK CREDIT OPPORTUNITIES MASTER FUND, LTD.
	By:	Victory Park Capital Advisors, LLC
	Its:	Investment Manager

By:
	Name:	Scott R. Zemnick
	Title:	General Counsel

Signature Page for Stock Purchase Agreement